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                                                                   Exhibit 10.15



                           PERFORMANCE SHARE AGREEMENT

         This Performance Share Agreement (the "Agreement") is made as of the 18th day of May, 2001 by and between Orbital Sciences Corporation, a Delaware corporation (the "Company"), and Garrett E. Pierce, Executive Vice President and Chief Financial Officer of the Company (the "Executive").

         WHEREAS, the Human Resources and Nominating Committee of the Board of Directors of the Company (the "Committee") has determined that it is desirable and in the best interests of the Company to grant to the Executive the right to receive performance share units (the "Performance Shares"), in order to provide the Executive with further incentive to enhance the profitability and financial strength of the Company by linking a component of the Executive's compensation to Company stock value, which Performance Shares entitle the Executive to receive an annual bonus measured by the increased value of the Company's common stock, par value $.01 per share (the "Common Stock").

         NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereby agree as follows:

         1. GRANT OF PERFORMANCE SHARES. The Company hereby grants to the Executive a total of 60,000 Performance Shares, which shall have the features set forth below. The date of the grant of the Performance Shares is May 18, 2001, the date on which the grant was approved by the Committee.

              a. Vesting. The 60,000 Performance Shares shall vest immediately.

              b. Performance Bonus Calculation. Until expiration or termination, each vested Performance Share shall entitle the Executive to receive a bonus (the "Performance Bonus"). The Performance Bonus shall be calculated on each of March 31, 2002 and 2003 with respect to the aggregate number of Performance Shares that have vested as of March 1 of such year. The Performance Bonus shall be equal to the increase, if any, from the Base Price to the Anniversary Valuation Price, as illustrated below for each applicable calendar year.

NUMBER OF                                                            ANNIVERSARY
PERFORMANCE SHARES       BASE DATE            BASE PRICE             VALUATION PRICE
------------------       ---------            ----------             ---------------

60,000                   March 31, 2001       Fair Market Value      Fair Market Value
                                              on March 31, 2001      on March 31, 2002

60,000                   March 31, 2002       Fair Market Value      Fair Market Value
                                              on March 31, 2002      on March 31, 2003

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              c.   Payment of Performance Bonus. The Performance Bonus, if any,
                   shall be paid in cash in the form of a credit to the Executive's account under the Company's 1995 Deferred Compensation Plan. Such payment shall be made as soon as practicable after calculation of the Performance Bonus. Fifty percent (50%) of such credit shall vest immediately, with the other Fifty percent (50%) vesting on March 31 of the subsequent year.

              d. Expiration. The Performance Shares shall expire on April 1, 2003 unless this Agreement is terminated according to its terms at an earlier time.

              e. Fair Market Value. For purposes of this Agreement, the Fair Market Value shall be equal to the average closing sales price of the Common Stock on the national securities exchange on which the Common Stock is then principally traded, calculated for the first 20 trading days in March of the applicable valuation year.

         2. LIMITATION ON TRANSFER. The Performance Shares are not transferable by the Executive.

         3.   PERFORMANCE SHARE ADJUSTMENTS.

              a. Changes in Stock. If the outstanding shares of Common Stock of the Company are increased, decreased, changed into or exchanged for a different number or kind of shares of the Company through reorganization, recapitalization, reclassification, stock dividend, stock split or reverse stock split, upon authorization of the Board, a proportionate adjustment shall be made in the number or kind of Common Stock subject to the Performance Shares, so that the proportionate interest of the Executive immediately following such event shall, to the extent practicable, be the same as immediately prior to such event. Any such adjustment to Performance Shares shall include a corresponding proportionate adjustment in the Base Price per share of Common Stock.

              b. Reorganization in Which the Company is the Surviving Corporation. Subject to subparagraph (c) below, if the Company shall be the surviving corporation in any reorganization, merger or consolidation of the Company with one or more other corporations, the Performance Shares shall pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the Performance Shares would have been entitled immediately following such reorganization, merger or consolidation, with a corresponding proportionate adjustment in the Base Price per share of Common Stock so that the aggregate Base Price thereafter shall be the same as the aggregate Base Price of the Common Stock remaining subject to the Performance Shares immediately prior to such reorganization, merger or consolidation.
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              c.   Reorganization in Which the Company is Not the Surviving
                   Corporation or Sale of Assets or Stock. Upon the dissolution or liquidation of the Company, or upon a merger, consolidation or reorganization of the Company with one or more other corporations in which the Company is not the surviving corporation, or upon a sale of substantially all the assets of the Company to another corporation, or upon any transaction (including, without limitation, a merger or reorganization in which the Company is the surviving corporation) approved by the Board which results in any person or entity owning Eighty percent (80%) or more of the combined voting power of all classes of the stock of the Company, unless provision is made in writing in connection with such transaction for the assumption of this Agreement with such adjustments as the Board deems appropriate with respect to the features, terms and conditions of the Performance Shares, the Performance Shares hereunder shall immediately entitle the Executive to a Performance Bonus in an amount equal to the difference between the applicable Base Price and the Fair Market Value of the per share Common Stock on the trading date immediately preceding the closing date of such Transaction, and any unpaid portion of a previously vested Performance Bonus shall be immediately paid.

              d. Adjustments. In all cases, the nature and extent of adjustments under this Section 3 shall be determined by the Committee in its sole discretion, and any such determination as to what adjustments shall be made, and the extent thereof, shall be final and binding.

         4. WITHHOLDING OF TAXES. The parties hereto recognize that the Company may be obligated to withhold federal, state and local income taxes and Social Security taxes to the extent that the Executive realizes ordinary income in connection with receipt of the Performance Bonus pursuant to this Agreement. The Executive agrees that the Company may withhold amounts needed to cover such taxes from payments otherwise due and owing to the Executive.

         5. DISCLAIMER OF RIGHTS. No provision in this Agreement shall be construed to confer upon the Executive the right to be employed by the Company, or to interfere in any way with the right and authority of the Company either to increase or decrease the compensation of the Executive at any time, or to terminate any employment or other relationship between the Executive and the Company.

         6. INTERPRETATION OF PERFORMANCE SHARE AGREEMENT. All decisions and interpretations made by the Committee or the Board of Directors of the Company with regard to any questions arising under this Agreement shall be binding and conclusive on the Company and the Executive.

         7. TERMINATION. Except as otherwise provided herein, this Agreement shall terminate and all rights and obligations of the parties hereunder shall be void and of no effect immediately upon the date the Executive ceases to hold the same, equivalent or higher grade office as that office set forth in the first paragraph of this Agreement or March 31, 2004,
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whichever occurs first. For purposes of this Agreement, an approved leave of absence shall not be deemed an event resulting in the Executive ceasing to hold such office under this Agreement. An approved leave of absence shall mean an absence approved by the Committee for military leave, sick leave, or other bona fide leave, as long as the Executive's right to re-employment is guaranteed by contract, statute or the policy of the Company.

         8.   MISCELLANEOUS

              a. Title and Headings. Titles and headings of sections of the Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

              b. Governing Law. This Agreement shall be governed by, interpreted under and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of Delaware.

              c. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes any prior communications, agreements or understandings, whether oral or written, with respect to the matters contained herein. The Performance Share Agreement dated August 9, 2000 by and between the Company and the Executive shall terminate upon execution of this Agreement and all rights and obligations of the parties shall be void and of no effect as of the date of this Agreement. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.




              IN WITNESS WHEREOF, the parties have executed this agreement as of May 18, 2001.


ORBITAL SCIENCES CORPORATION


By:  _______________________________             _______________________________
     Kelly H. Burke                              Garrett E. Pierce
     Chairman of the Human Resources             Executive Vice President and
     and Nominating Committee                    Chief Financial Officer